EXHIBIT NO. 99.1

At the Company:                            At The Financial Relations Board:
---------------                            ---------------------------------
Richard S. Curto  William M. Karnes        Bill Murphy        Georganne Palffy
President         Executive Vice President General Inquiries  Investor Inquiries
Chief Executive   Chief Financial          312/266-7800       312/266-7800
 Officer            Officer
312/917-1300      312/917-1300


FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 17, 1999



Prime Group Realty Trust Announces Major Share Repurchase Program


           The Company Plans To Purchase Up To $250.0 Million Of Stock


CHICAGO, Illinois, December 17, 1999 -- Prime Group Realty Trust's (NYSE: PGE) (the "Company") announced today that its Board of Directors has approved the repurchase of up to $250.0 million of its outstanding common shares. The shares will be purchased from time to time in management's discretion in open market and privately-negotiated purchases. Subject to applicable securities laws, share purchase decisions will be made by management based on market conditions and other factors. Over the next six months, the Company plans to raise up to $500.0 million from the sale of stabilized and mature properties, and/or the sale of joint venture interests in such properties. The Company intends to use approximately 50% of these proceeds to retire debt and the remainder to repurchase its common shares. The properties or interests to be sold will represent approximately 30% of the net asset value of the Company's current office and industrial portfolio.

As previously announced, the Company believes that the current market value of its assets, net of all outstanding indebtedness and the liquidation preference on its outstanding preferred stock, equates to approximately $24.50 per outstanding common share. At yesterday's closing price of $13.44 per common share, the Company believes that the best use of its capital is to repurchase its common shares. Likewise, the Company also may repurchase a portion of its outstanding Series B preferred shares, which have a $25.00 per share liquidation preference and are currently trading at $14.31 per share.

Commenting on the announcement, Michael W. Reschke, Chairman of the Board, stated "We are committed to creating shareholder value by harvesting the value of certain assets through the sale of these assets to the private sector and by redeploying this capital to retire debt and to repurchase our shares. Every share that we can buy below our net asset value per share results in an increase in net asset value per share for our remaining shareholders. We believe that the


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purchase  of  our  shares  is a  prudent  use  of our  capital  and is the  best investment the Company can make at this time."

"In addition to executing the strategic plan to repurchase our shares, our management team will continue to increase net asset value per share through the proactive management and aggressive leasing of our property portfolio, by completing those properties currently in various stages of development and by seeking highly accretive development and acquisition opportunities," said Richard S. Curto, President and Chief Executive Officer of the Company. "Upon completion of the asset sales anticipated in this program, the Company's stabilized portfolio will contain over $1.1 billion of high quality office and industrial properties primarily located in the Chicago market."

The Company expects to commence its share repurchase program upon the sale or joint venture of the first group of properties early next year but may commence the program earlier if asset sales or joint ventures are closed more rapidly.

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company's portfolio consists of 29 office properties, containing an aggregate of 9.6 million net rentable square feet and 40 industrial properties containing an aggregate of 5.0 million net rentable square feet. The portfolio also includes approximately 248.2 acres of developable land and rights to acquire more than 261.2 additional acres of developable land, which management believes could be developed with approximately 11.0 million rentable square feet of office and industrial space.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.





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